UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 1, 2005

Online Resources Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-26123	52-1623052
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4795 Meadow Wood Lane, Suite 300, Chantilly, Virginia		20151
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-653-3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 20, 2005, the Company submitted a Listing of Additional Shares Notification Form ("LAS Form") to The NASDAQ Stock Market relating to its announced acquisition of Integrated Data Systems, Inc. Upon review, NASDAQ notified the Company that it was in violation of the rules set forth in Marketplace Rules 4310(c)(17) and 4350(i)(1)(C) (the "Rules") as a result of a lack of any contractual limitation on the number of shares that could have been issued pursuant to the earn-out provisions of the applicable Agreement and Plan of Merger. Under the Rules, any agreement to issue shares exceeding 20% of a company’s then issued and outstanding shares requires shareholder approval. If there had been a substantial drop in the Company's stock price, the number of the Company’s shares that may have been issued in 2006 and 2007 pursuant to the earn-out provisions of the Agreement and Plan of Merger could have conceivably exceeded the 20% threshold. Such a result may have occurred if the Company’s share price had dropped and remained below approximately $0.09 per share for the ten trading days ending two days prior to the date the earn-out shares were issued.

On June 29, 2005, the Agreement and Plan of Merger was amended to limit the total number of shares that may be issued under the agreement to under the 20% threshold requirement for shareholder approval. This First Amendment to the Agreement and Plan of Merger was submitted to The NASDAQ Stock Market on June 30, 2005. NASDAQ notified the Company that it had regained compliance with the Rules and that NASDAQ considers the matter now closed.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Online Resources Corporation

July 7, 2005	By:	Catherine A. Graham

Name: Catherine A. Graham
Title: Executive Vice President, Chief Financial Officer and Secretary